EXHIBIT A

LIST OF FUNDS

GLOBAL CUSTODY AGREEMENT

TRIBUTARY FUNDS, INC.

and

MUFG UNION BANK, N.A.

EFFECTIVE DATE: 07/02/2019

LIST OF ACCOUNTS

6734307360 Tributary Short-Intermediate Bond Fund

6734307370 Tributary Income Fund

6734307380 Tributary Balanced Fund

6734307390 Tributary Growth Opportunities Fund

6734307400 Tributary Small Company Fund

6734307590 Tributary Nebraska Tax-Free Fund

6734307595 Tributary Small/Mid Cap Fund

By:	TRIBUTARY FUNDS, INC.	By:	MUFG UNION BANK, N.A

“Principal”		“Custodian”

Authorized Signature		Authorized Signature

Karen Shaw, Treasurer		Vice President

Name & Title		Name & Title

7/2/19		July 2, 2019

Date		Date